EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Sterling Bancorp:

We consent to the incorporation by reference in (1) the Registration Statements on Form S-8 (No. 333-97009 and No. 333-72294), and (2) the Registration Statements on Form S-3 (No. 333-156880 and No. 333-158115) of Sterling Bancorp of our report dated March 13, 2009, except as to Note 1(t) which is as of February 25, 2010, with respect to the consolidated balance sheet of Sterling Bancorp and subsidiaries as of December 31, 2008, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, and the consolidated statement of condition of Sterling National Bank and subsidiaries as of December 31, 2008, which report appears in the December 31, 2009 Annual Report on Form 10-K of Sterling Bancorp.

/s/ KPMG LLP
New York, New York
February 25, 2010